Exhibit 4.62

Parent Company Guarantee

Vast Renewables Limited (ACN 136 258 574) (Parent Guarantor)

EDF Australia Pacific Pty Ltd (ACN 664 931 079) (Beneficiary)

Contents	Page

1	Defined terms and interpretation	1

1.1	Definitions	1

1.2	Interpretation	3

1.3	Accounting Standards	4

2	Guarantee	4

2.1	Guarantee	4

2.2	Continuing guarantee	5

2.3	Reinstatement	5

2.4	Waiver of defences	5

2.5	Immediate recourse	6

2.6	Deferral of Parent Guarantor’s rights	6

2.7	Additional security	6

2.8	Certificates & determinations	6

2.9	No obligation to marshal	6

2.10	Limitation	7

3	Payments	7

3.1	Payments by Parent Guarantor	7

3.2	Gross payments	7

3.3	Withholdings & deductions	7

4	Costs & Expenses	7

5	Interest on overdue amounts	8

5.1	Payment of interest	8

5.2	Accrual of interest	8

5.3	Rate of interest	8

6	Representations & Warranties	8

6.1	Representations & warranties	8

6.2	Reliance by the Beneficiary	9

6.3	No reliance on the Beneficiary	9

7	Savings provisions	9

7.1	Continuing obligation	9

7.2	Principal and independent obligation	10

7.3	Suspense account	10

8	General	10

8.1	Notices	10

8.2	Governing law and jurisdiction	12

8.3	Invalidity & severance	12

8.4	No assignment	12

8.5	Waiver	12

8.6	Variation	12

8.7	Cumulative rights	12

8.8	Further assurances	12

8.9	Survival & merger	12

8.10	Entire agreement	13

8.11	Code of Banking Practice	13

8.12	Attorneys	13

8.13	Counterparts	13

Execution page	15

Date:                                                2023

Parties

1	Vast Renewables Limited (ACN 136 258 574) of 226 Liverpool Street, Darlinghurst, New South Wales, 2010 (Parent Guarantor)

2	EDF Australia Pacific Pty Ltd (ACN 664 931 079) of Level 26, 530 Collins St, Melbourne VIC 3000Beneficiary)

The parties agree

1	Defined terms and interpretation

1.1	Definitions

In this deed:

Accounting Standards means generally accepted accounting principles in Australia.

Authorisation means:

(a)	any consent, registration, filing, agreement, notice of non-objection, notarisation, certificate, licence, approval, permit, authority or exemption; or

(b)	in relation to anything that a Government Agency may prohibit or restrict within a specific period, the expiry of that period without intervention or action or notice of intended intervention or action.

Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in Sydney, New South Wales, Australia.

Corporations Act means Corporations Act 2001 (Cth).

Development Agreement means joint development agreement dated on or around the date of this deed between the Parent Guarantor and the Beneficiary in relation to the development of the concentrated solar thermal power generation and storage technology projects.

Excluded Tax means:

(a)	a Tax imposed by a jurisdiction on, or calculated by reference to, the net income of the Beneficiary because the Beneficiary has a connection with that jurisdiction but not a Tax:

(i)	calculated by reference to the gross amount of a payment (without the allowance of a deduction) derived by the Beneficiary under this deed or any other document referred to in this deed; or

(ii)	imposed because the Beneficiary is taken to be connected with that jurisdiction solely because it is party to this deed or a transaction contemplated by this deed;

(b)	any Tax deduction or withholding arising as a result of a notice or direction under section 260-5 of Schedule 1 to the Tax Act or under section 255 of the Tax Act or under other similar legislation (as applicable) requiring the Parent Guarantor (or any person on their behalf) to deduct from sums payable by it to a person under this deed an amount on account of any Taxes or other charges payable by the payee;

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(c)	any Tax required to be deducted or withheld that would have been avoided had the relevant payee provided the Parent Guarantor with its name, address, Australian Business Number, Tax File Number, similar details or proof of other applicable exemptions or complied with any reasonably necessary procedural formalities required by a tax authority.

Government Agency means any government or any governmental, semi-governmental, administrative, fiscal or judicial body, department, commission, authority, tribunal, agency or entity.

GST means the goods and services tax levied under the A New Tax System (Goods and Services Tax) Act 1999 (Cth).

Guaranteed Obligations means all debts and monetary liabilities of the Obligor to the Beneficiary under the Promissory Note, irrespective of whether the debts or liabilities:

(a)	are present or future;

(b)	are actual, prospective, contingent or otherwise;

(c)	are at any time ascertained or unascertained;

(d)	are owed or incurred by or on account of the Obligor alone, or severally or jointly with any other person or as a result of the assignment or transfer to the Beneficiary of any debt or liability of the Obligor (whether by way of assignment, transfer or otherwise);

(e)	are owed to or incurred for the account of the Beneficiary alone, or severally or jointly with any other person;

(f)	are owed to any other person as agent (whether disclosed or not) for or on behalf of the Beneficiary;

(g)	are owed or incurred as principal, interest, fees, charges, Taxes, duties or other imposts, damages (whether for breach of contract or tort or incurred on any other ground), losses, costs or expenses, or on any other account; or

(h)	comprise any combination of the above.

Ipso Facto Event means an Obligor is the subject of:

(a)	an announcement, application, compromise, arrangement, managing controller or administration, as described in section 415D(1), 434J(1) or 451E(1) of the Corporations Act; or

(b)	any process which under any law with a similar purpose may give rise to a stay on, or prevention of, the exercise of contractual rights.

Obligor means Vast Intermediate HoldCo Pty Ltd ACN 671 982 666.

Promissory Note means the promissory note issued by the Obligor to the Beneficiary (as Purchaser) in the principal amount of Promissory Note Purchase Price] pursuant to the document entitled “Note Purchase Agreement” dated on or about the date of this deed between the Parent Guarantor (for the purposes of clause 7 of that agreement), the Obligor and the Beneficiary.

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Promissory Note Purchase Price has the meaning given in document entitled “Note Purchase Agreement” dated on or about the date of this deed between the Parent Guarantor (for the purposes of clause 7 of that agreement), the Obligor and the Beneficiary.

Tax means any tax including GST, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

Tax Act means the Income Tax Assessment Act 1936 (Cth), the Income Tax Assessment Act 1997 (Cth) or the Taxation Administration Act 1953 (Cth), as the context requires.

US dollars and US$ means the lawful currency of the United States of America.

1.2	Interpretation

In this deed, the following rules of interpretation apply unless the contrary intention appears:

(a)	headings are for convenience only and do not affect the interpretation of this deed.

(b)	the singular includes the plural and vice versa.

(c)	where a word or phrase is given a particular meaning, other parts of speech and grammatical forms of that word or phrase have corresponding meanings.

(d)	the words 'such as', 'including', 'particularly' and similar expressions are not used as nor are intended to be interpreted as words of limitation.

(e)	a reference to:

(i)	a person or entity includes a natural person, partnership, joint venture, Government Agency, association, corporation or other body corporate;

(ii)	a party means a party to this deed and includes its successors and permitted assigns;

(iii)	a document includes all amendments or supplements to that document;

(iv)	a reference to liquidation includes official management, appointment of an administrator, compromise, arrangement, merger, amalgamation, reconstruction, winding up, dissolution, deregistration, assignment for the benefit of creditors, scheme, composition or arrangement with creditors, insolvency, bankruptcy, or a similar procedure or, where applicable, changes in the constitution of any partnership or person, or death;

(v)	guarantee means:

(A)	any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or

(B)	any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

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(vi)	a clause, term, party, schedule or attachment is a reference to a clause or term of, or party, schedule or attachment to this deed;

(vii)	this deed includes all schedules and attachments to it; and

(viii)	a monetary amount is in US dollars.

(f)	when the day on which something must be done is not a Business Day, that thing must be done on the following Business Day.

(g)	in determining the time of day where relevant to this deed, the relevant time of day is:

(i)	for the purposes of giving or receiving notices, the time of day where a party receiving a notice is located; or

(ii)	for any other purpose under this deed, the time of day in the place where the party required to perform an obligation is located.

(h)	no rule of construction applies to the disadvantage of a party because that party was responsible for the preparation of this deed or any clause of it.

(i)	where this deed confers any power or authority on a person that power or authority may be exercised by that person acting personally or through an agent or attorney.

1.3	Accounting Standards

Any accounting practice or concept relevant to this deed is to be construed or determined in accordance with the Accounting Standards.

2	Guarantee

2.1	Guarantee

The Parent Guarantor irrevocably and unconditionally:

(a)	guarantees to the Beneficiary the due and punctual performance by the Obligor of all the Obligor's present and future obligations under and in connection with the Promissory Note if and when they become due and performable in accordance with the terms of the Promissory Note, including the payment of the Guaranteed Obligations due to the Beneficiary;

(b)	undertakes with the Beneficiary that:

(i)	whenever the Obligor does not pay any of the Guaranteed Obligations when due, the Parent Guarantor shall immediately on demand by the Beneficiary pay that amount as if it was the principal obligor; and

(ii)	if an Ipso Facto Event is continuing, then immediately on demand by the Beneficiary, the Parent Guarantor shall pay an amount equal to all principal amounts outstanding, accrued (but unpaid) interest and any other amounts of Guaranteed Obligations referred to in section 7 (Event of Default) of the Promissory Note that are demanded by the Beneficiary as if the Parent Guarantor was the principal obligor; and

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(c)	agrees with the Beneficiary that if any Guaranteed Obligation is or becomes irrecoverable, unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify the Beneficiary immediately on demand against any cost, expense, loss or liability it incurs as a result of the Parent Guarantor or the Obligor not paying any amount which would, but for such irrecoverability, unenforceability, invalidity or illegality, have been payable by it under the Promissory Note on the date when it would have been due. The amount of the cost, expense, loss or liability shall be equal to the amount which the Beneficiary would otherwise have been entitled to recover.

Each of paragraphs (a), (b)(i), (b)(ii) and (c) is a separate obligation. None is limited by reference to the other.

2.2	Continuing guarantee

This guarantee is a continuing obligation and will extend to the ultimate unpaid balance of sums payable by the Obligor under the Promissory Note, regardless of any intermediate payment or discharge in part.

2.3	Reinstatement

If any payment to or any discharge, release or arrangement given or entered into by the Beneficiary in respect of the Guaranteed Obligations is avoided or reduced for any reason (including, without limitation, as a result of insolvency, breach of fiduciary or statutory duties or any similar event) in whole or in part, then the liability of the Parent Guarantor under this clause 2 (Guarantee ) will continue or be reinstated as if the discharge, release or arrangement had not occurred.

2.4	Waiver of defences

The obligations of the Parent Guarantor under this clause 2 (Guarantee ) will not be affected by an act, omission, matter or thing which, but for this clause, would reduce, release or prejudice any of its obligations under this clause 2 (Guarantee ) (without limitation and whether or not known to it or the Beneficiary) including:

(a)	any time, waiver or other concession or consent granted to, or composition with, the Obligor or other person;

(b)	any composition or arrangement with any creditor of the Obligor or other person;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, execute, take up or enforce, any rights against, any person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Obligor or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of the Promissory Note or any other document including any change in the purpose of, any extension of or any increase in the principal amount outstanding under Promissory Note;

(f)	any set off, combination of accounts or counterclaim;

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(g)	any insolvency or similar proceedings; or

(h)	this deed or the Promissory Note not being executed by or binding against the Obligor or any other party.

References in clause 2.1 (Guarantee ) to obligations of the Obligor or amounts due will include what would have been obligations or amounts due but for any of the above.

2.5	Immediate recourse

The Parent Guarantor waives any right it may have of first requiring the Beneficiary (or any trustee or agent on its behalf) to proceed against or enforce any other rights or claim payment from any person before claiming from the Parent Guarantor under this clause 2 (Guarantee ). This waiver applies irrespective of any law or any provision of the Promissory Note to the contrary.

2.6	Deferral of Parent Guarantor’s rights

Until all amounts which may be or become payable by the Obligor under or in connection with the Promissory Note have been irrevocably paid in full and unless the Beneficiary otherwise directs, the Parent Guarantor will not exercise any rights which it may have by reason of performance by it of its obligations under the Promissory Note or by reason of any amount being payable, or liability arising, under this clause 2 (Guarantee ):

(a)	to be indemnified by the Obligor;

(b)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Beneficiary under the Promissory Note;

(c)	to bring legal or other proceedings for an order requiring the Obligor to make any payment, or perform any obligation, in respect of which the Parent Guarantor has given a guarantee under clause 2 (Guarantee ); or

(d)	to exercise any right of set-off against the Obligor; or

(e)	to claim or prove as a creditor of the Obligor in competition with the Beneficiary; and/or

(f)	in any form of administration of the Obligor (including liquidation) prove for or claim, or exercise any vote or other rights in respect of, any indebtedness of any nature owed to it by the Obligor.

2.7	Additional security

The guarantee granted under this clause 2 (Guarantee ) is in addition to and is not in any way prejudiced by any other guarantee now or subsequently held by the Beneficiary.

2.8	Certificates & determinations

Any certificate or determination by the Beneficiary of a rate or amount under the Promissory Note or this deed is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

2.9	No obligation to marshal

The Beneficiary is not required to marshal or to enforce or apply under or appropriate, recover or exercise:

(a)	any security interest or guarantee held, at any time, by or on behalf of the Beneficiary; or

(b)	any money or asset which the Beneficiary, at any time, holds or is entitled to receive.

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2.10	Limitation

Subject to clause 4 (Costs & Expenses), this deed shall in no event impose greater obligations or liabilities on the Parent Guarantor than are purported to be imposed on the Obligor under the Promissory Note.

3	Payments

3.1	Payments by Parent Guarantor

A payment by the Parent Guarantor to the Beneficiary under this deed must be made:

(a)	in immediately available and freely transferable funds;

(b)	in US dollars; and

(c)	not later than 11.00am on the date that is ten (10) business days the date of the demand from the Beneficiary,

to the Beneficiary’s account specified by the Beneficiary to the Parent Guarantor or in any other manner as the Beneficiary directs from time to time.

3.2	Gross payments

Subject to clause 3.3 (Withholdings & deductions), the Parent Guarantor must pay amounts which are payable by it under this deed unconditionally and in full without:

(a)	set-off or counter claim; or

(b)	deduction or withholding for Tax or another reason, unless the deduction or withholding is required by applicable law.

3.3	Withholdings & deductions

If the Parent Guarantor is required to make a deduction or withholding for Tax (other than an Excluded Tax) from a payment to the Beneficiary, the Parent Guarantor must pay to the Beneficiary an additional amount to ensure that the Beneficiary receives when due a net amount that is equal to the full amount it would have received if a deduction or withholding had not been made.

4	Costs & Expenses

The Parent Guarantor must pay all reasonable costs and expenses (in the case of paragraph (a) below, to the extent reasonably incurred) of the Beneficiary in relation to the enforcement, protection or waiver, or attempted or contemplated enforcement or protection, of any rights under this deed, including:

(a)	any administration costs of the Beneficiary in connection with the matters described in this clause; and

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(b)	any legal costs and expenses and any professional consultant’s fees for any of the above on a full indemnity basis, including any reasonable legal costs and expenses.

5	Interest on overdue amounts

5.1	Payment of interest

(a)	Subject to clause 5.1(b), the Parent Guarantor must pay interest:

(i)	on any amount due and payable under this deed but unpaid; and

(ii)	on any interest payable under this clause 5.

(b)	Clause 5.1(a) does not apply to any amount due under this deed where interest continues to be payable by the Obligor on the corresponding part of the Guaranteed Obligation and accordingly forms part of the Guaranteed Obligation.

5.2	Accrual of interest

The interest payable under clause 5.1:

(a)	accrues from day to day from and including the due date for payment up to the actual date of payment, before and, as an additional and independent obligation, after any judgment or other thing into which the liability to pay any amount under this deed becomes merged;

(b)	is calculated on the basis of a 365 day year; and

(c)	may be capitalised by the Beneficiary at quarterly intervals.

5.3	Rate of interest

The rate of interest payable under this clause 5 is the higher of:

(a)	any rate specified in the Promissory Note;

(b)	the rate fixed or payable under a judgment, decree or order in respect of the amount due.

6	Representations & Warranties

6.1	Representations & warranties

The Parent Guarantor represents and warrants to and for the benefit of the Beneficiary that each of the following is true as at the date of this deed:

(a)	(Organisation; Status) it is a corporation, duly incorporated or registered and validly existing under the Corporations Act;

(b)	(Corporate Power) it has the corporate power and authority to own its assets and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this deed;

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(c)	(Authorisation) it has taken all action necessary for the authorisation, execution, delivery and performance of this deed. This deed, when executed and delivered by it, shall constitute valid and binding obligations of it, enforceable in accordance with its terms, except:

(i)	as limited by laws of general application relating to bankruptcy, insolvency and the relief of debtors; and

(ii)	as limited by rules of law governing specific performance, injunctive relief or other equitable remedies and by general principles of equity;

(d)	(No conflict) the execution and delivery of this deed by it, the performance by it of its obligations pursuant to this deed will not result in any violation of, or conflict with, constitute a default under, or a breach of (as applicable):

(i)	its constitution or other organisational documents applicable to it; and

(ii)	any law, regulation or Authorisation;

(e)	(no immunity) it does not and its assets do not enjoy immunity from any suit or execution;

(f)	(equal ranking) its monetary obligations under this deed rank at least equally and rateably with all other unsecured obligations of the Parent Guarantor except for obligations mandatorily preferred by law or arising in equity;

(g)	(commercial benefit) the entry into and performance by it of its obligations under this deed is for its commercial benefit and is in its commercial interests; and

(h)	(Government consents) no consent, approval or Authorisation of or designation, declaration or filing with any Government Agency on the part of it is required in connection with the valid execution and delivery of this deed, or the consummation of any other transaction contemplated by this deed.

6.2	Reliance by the Beneficiary

The Parent Guarantor acknowledges that the Beneficiary has entered into, and continues to provide financial accommodation in connection with, the Promissory Note and the Development Agreement in reliance on the representations and warranties given under this deed.

6.3	No reliance on the Beneficiary

The Parent Guarantor acknowledges that it has not entered into this deed in reliance on any representation, warranty, promise or statement of the Beneficiary or of any person on behalf of the Beneficiary.

7	Savings provisions

7.1	Continuing obligation

The guarantee and indemnity contained in this deed is a continuing obligation of the Parent Guarantor, despite:

(a)	any settlement of account; or

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(b)	the occurrence of any other thing,

and remains in full force and effect until all the Guaranteed Obligations and all other moneys owing by the Parent Guarantor under this deed, contingently or otherwise, have been paid or satisfied in full.

7.2	Principal and independent obligation

(a)	Each obligation of the Parent Guarantor under this deed is:

(i)	a principal obligation and is not to be treated as ancillary or collateral to any other right or obligation; and

(ii)	independent of and not in substitution for or affected by any collateral security which the Beneficiary may hold from time to time in respect of the Guaranteed Obligations or any obligation of the Obligor or any other person.

(b)	This deed is enforceable against the Parent Guarantor:

(i)	without first having recourse to any collateral security;

(ii)	whether or not the Beneficiary has:

(A)	made demand upon any Obligor; or

(B)	given notice to any Obligor or any other person in respect of any thing; or

(C)	taken any other steps against any Obligor or any other person.

7.3	Suspense account

(a)	Until all the Guaranteed Obligations have been irrevocably paid in full, the Beneficiary (or any trustee or agent on its behalf) may hold in an interest-bearing suspense account any moneys received from the Parent Guarantor, the Obligor, any other person in on account of the Guaranteed Obligations for as long as it sees fit and need not apply those moneys towards satisfying any Guaranteed Obligation.

(b)	If the Guaranteed Obligations have been irrevocably paid in full (and such amounts are not liable to be set aside, avoided or reversed), then the balance standing to the credit of the suspense account (including accrued interest) will be paid to the person entitled to it and the Beneficiary will have no further liability in relation to it.

(c)	The Beneficiary may apply the amounts referred to in paragraph (a) above in or towards satisfaction of the Guaranteed Obligations in such manner as it determines.

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8	General

8.1	Notices

(a)	Any notice or other communication including any request, demand, consent or approval to or by a party must be in legible writing, signed by or on behalf of the person giving it and in English addressed to the party in accordance with its details set out as set out below or, in each case, as notified to the other party for the purpose of this clause:

Parent Guarantor
Address:	226-230 Liverpool Street Darlinghurst NSW 2010, Australia
Email:	alec.waugh@vast.energy
Attention:	Alec Waugh, General Counsel

Beneficiary
Address:	Level 26, 530 Collins St, Melbourne VIC 3000
Email:	David Griffin
Attention:	]David.griffin@edf.fr

(b)	A notice or other communication under this deed is only effective if it is given in one of the following ways:

(i)	sent by prepaid mail (by airmail, if the addressee is overseas) or delivered to that person's address;

(ii)	given personally;

(iii)	sent in electronic form (such as email), with the subject matter line of an email specifying the Obligor's name, the Parent Guarantor’s name, this document and a brief description of the subject matter of the communication and, for the purposes of this clause, communications sent by email will be taken to be signed by the named sender of the email; or

(iv)	given in any other manner permitted by law.

(c)	A notice, consent or other communication that complies with this clause is conclusively deemed to have been given and served:

(i)	where delivered by hand, at the time of delivery;

(ii)	where sent by email, at the time shown in the delivery confirmation report generated by the sender’s email system; and

(iii)	where sent by post:

(A)	if posted within Australia to an Australian address, 5 Business Days after posting; or

(B)	in any other case, 10 Business Days after posting,

but if such delivery or receipt is on a day on which commercial premises are not generally open for business in the place of receipt or is later than 4.00 pm (local time) on any day, the notice will be deemed to have been given and served on the next day on which commercial premises are generally open for business in the place of receipt.

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8.2	Governing law and jurisdiction

The laws of New South Wales govern this deed. Each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of New South Wales.

8.3	Invalidity & severance

(a)	If a provision of this deed or a right or remedy of a party under this deed is invalid or unenforceable in a particular jurisdiction:

(i)	it is read down or severed in that jurisdiction only to the extent of the invalidity or unenforceability; and

(ii)	it does not affect the validity or enforceability of that provision in another jurisdiction or the remaining provisions in any jurisdiction.

(b)	Any term of this deed which is wholly or partially void or unenforceable is severed to the extent that it is void or unenforceable. The validity or enforceability of the remainder of this deed is not affected.

(c)	This clause is not limited by any other provision of this deed in relation to severability, prohibition or enforceability.

8.4	No assignment

(a)	The Parent Guarantor may not assign or novate any of its rights and obligations under this deed without the prior written consent of the Beneficiary.

(b)	The Beneficiary may not assign or novate any of its rights and obligations under this deed without the prior written consent of the Parent Guarantor.

8.5	Waiver

No waiver of a right or remedy under this deed is effective unless it is in writing and signed by the party granting it. It is only effective in the specific instance and for the specific purpose for which it is granted.

8.6	Variation

A variation of any term of this deed must be in writing and signed by the parties.

8.7	Cumulative rights

The rights and powers in this deed are cumulative and do not exclude any other right, power, authority, discretion or remedy of the Beneficiary.

8.8	Further assurances

Except as expressly provided in this deed, each party must, at its own expense, do all things reasonably necessary to give full effect to this deed and the matters contemplated by it.

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8.9	Survival & merger

(a)	No term of this deed merges on completion of any transaction contemplated by this deed.

(b)	The guarantee and each indemnity contained in this deed survives the termination of the Promissory Note.

(c)	Clause 8.1 (Notices) survives termination or expiry of this deed together with any other term which by its nature is intended to do so.

8.10	Entire agreement

(a)	This deed is the entire agreement between the parties about its subject matter and replaces all previous agreements, understandings, representations and warranties about that subject matter.

(b)	Each party represents and warrants that it has not relied on any representations or warranties about the subject matter of this deed except as expressly provided in this deed.

8.11	Code of Banking Practice

The parties agree that the Code of Banking Practice does not apply to this deed or the transactions contemplated by this deed.

8.12	Attorneys

Each of the attorneys executing this deed states that the attorney has no notice of the revocation or suspension of the power of attorney appointing that attorney.

8.13	Counterparts

(a)	The parties acknowledge and agree that:

(i)	a party may sign this deed electronically and bind itself to this deed by executing in that manner; and

(ii)	a party’s signature (whether affixed to this deed electronically or in handwriting) may be witnessed remotely in accordance with any applicable laws.

(b)	A party whose signature appears in this deed (whether affixed electronically or in handwriting) acknowledges that it is their signature and that such party affixed (or expressly authorised the affixing of) their signature to this deed.

(c)	This deed may be executed in any number of counterparts, each of which:

(i)	may be executed electronically or in handwriting; and

(ii)	will be deemed an original whether kept in electronic or paper form, and all of which taken together will constitute one and the same document.

Without limiting the foregoing, if the signatures of, or on behalf of, one party are on more than one copy of this deed, this shall be taken to be the same as, and have the same effect as, if all of those signatures were on the same counterpart of this deed and the parties acknowledge that each such copy executed by a company registered under the Corporations Act will have been executed in a manner consistent with section 127 of the Corporations Act.

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(d)	If this deed is signed electronically, the parties’ intention is to print this deed out after all parties that have signed electronically have done so, so that where a party prints it out, the first print-out by that party after all signatories who have signed electronically have done so will also be an executed original counterpart of this deed.

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Execution page

Executed as a deed.

Parent Guarantor

Signed, sealed and delivered by Vast Renewables Limited (ACN 136 258 574) in accordance with section 127 of the Corporations Act 2001 (Cth) by:

/s/ Colin Richardson	/s/ Craig Wood
Signature of director	Signature of director/secretary

Colin Richardson	Craig Wood
Name of director (print)	Name of director/secretary (print)

[The remainder of this page is intentionally left blank]

Gilbert + Tobin	Execution Page – Parent Company Guarantee

Beneficiary

Signed, sealed and delivered for EDF Australia Pacific Pty Ltd (ACN 664 931 079) by its duly authorised officer, in the presence of:

/s/ Trent Wedding	/s/ James Katsikas
Signature of witness	Signature of officer

Trent Wedding	James Katsikas
Name of witness	Name of officer

Gilbert + Tobin	Execution Page – Parent Company Guarantee